                                 EXHIBIT 10.2
                                 ------------



                             MUSICMUSICMUSIC INC.
                              FRANCHISE AGREEMENT

                             MUSICMUSICMUSIC INC.
                              FRANCHISE AGREEMENT

                               TABLE OF CONTENTS

1.    GRANT...............................................................   3
2.    TERM AND RENEWAL....................................................   5
3.    DUTIES OF FRANCHISOR................................................   5
4.    DUTIES OF FRANCHISEE................................................   9
5.    FEES, EXPENSES AND ROYALTIES, REVENUE SHARING.......................  14
6.    FRANCHISOR INTELLECTUAL PROPERTY....................................  16
7.    FRANCHISEE DATABASE.................................................  20
8.    CONFIDENTIAL MANUAL.................................................  23
9.    CONFIDENTIAL INFORMATION............................................  24
10.   ACCOUNTING, RECORDS AND REPORTING...................................  25
11.   ADVERTISING AND MARKETING...........................................  26
12.   RESTRICTIONS ON AND MANNER OF EXPLOITATION; WITHDRAWAL..............  27
13.   ASSIGNMENT, TRANSFER OR CONVEYANCE..................................  28
14.   RIGHT OF FIRST REFUSAL..............................................  29
15.   TERMINATION.........................................................  29
16.   BLOCKED CURRENCY....................................................  31
17.   OBLIGATIONS UPON TERMINATION........................................  31
18.   COVENANTS NOT TO COMPETE............................................  33
19.   TAXES, PERMITS, AND INDEBTEDNESS....................................  34
20.   INDEPENDENT CONTRACTOR..............................................  35
21.   INDEMNIFICATION.....................................................  35
22.   MUTUAL REPRESENTATIONS AND WARRANTIES...............................  36
23.   APPROVALS AND WAIVERS...............................................  36
24.   NOTICES.............................................................  37
25.   MODIFICATION........................................................  39
26.   ENTIRE AGREEMENT....................................................  39
27.   SEVERABILITY........................................................  39
28.   STRICKEN WORDS OR PHRASES...........................................  39
29.   GOVERNING LAW.......................................................  39
30.   ARBITRATION.........................................................  39
31.   RIGHTS AND REMEDIES NOT INCONSISTENT OR IN EXCLUSION................  40
32.   INTERPRETATION......................................................  40
33.   CURRENCY REFERENCE..................................................  40
34.   FUTURE COOPERATION..................................................  40
35.   HEADINGS; NUMBER AND GENDER.........................................  40
36.   BINDING EFFECT......................................................  41
37.   COUNTERPARTS........................................................  41
EXHIBIT A.................................................................  43

EXHIBIT B................................................................  44
EXHIBIT C................................................................  45
EXHIBIT D................................................................  46
EXHIBIT E................................................................  47
EXHIBIT F................................................................  48
EXHIBIT G................................................................  49

                             MUSICMUSICMUSIC INC.
                              FRANCHISE AGREEMENT

THIS AGREEMENT, made and entered into this 26 day of January, 2000 (this "Agreement") by and between musicmusicmusic, inc., a Delaware corporation ("Franchisor"), and IDARA, a company registered in Abu Dhabi in the United Arab Emirates ("Franchisee"). (All capitalized terms used in this Agreement shall have the meanings attributed to them herein.)

                                  WITNESSETH:

WHEREAS, Franchisor, as the result of the expenditure of time, skill, effort, and money has developed and is the sole and exclusive owner of a unique system comprised of a digital music database, infrastructure and expertise to deliver or "stream" high quality audio programs over the Internet to users worldwide (hereinafter the "System");

WHEREAS, the distinguishing characteristics of the System, all of which may, in accordance with the provisions hereof, be changed, improved, or further developed by Franchisor from time to time, include, without limitation:

     A. Tradenames, trademarks, service marks, and logos, including, without limitation, "musicmusicmusic.com," "RadioMoi," "NewMusicJukebox," the "Web-Bar Player," "DDA," and such other tradenames, trademarks, service marks, brand names, and logos as are now designated (and may hereafter be designated by Franchisor in writing) as part of the System (hereinafter collectively referred to as the "Proprietary Marks");

     B. A digital music database that contains a comprehensive and which have been digitized into more than 210,000 music files providing for delivery of music over the Internet in various high quality modes (the "Franchisor Digital Music Database");

     C. An interactive entertainment website known as RadioMoi ("RadioMoi Website") that publicly performs sound recordings over the Internet from the Franchisor Digital Music Database ("Webcasting") and generates revenues through advertising, sponsored promotions, artist and record industry services, and merchandise and CD sales on the site's RadioMoi giftshop;

     D. A stand-alone unit which permits customers in record stores to sample selections from CDs via the Internet and enables the Franchisor to generate income from the Franchisor Digital Music Database access and cross advertising ("The Web Bar Listening Post");

     E. Trade secrets and other proprietary rights and technologies of Franchisor including source and object code used in RadioMoi, know-how and execution rights with respect to Webcasting technology (the "Webcasting Technology"), proprietary software to access the RadioMoi Web Site (the "Proprietary

          Software"), proprietary technology for operation of the Web Bar Listening Post (the "Proprietary Technology"), patent applications (the "Patents Pending"), and related copyrights (the "Copyrights", and together with the Webcasting Technology, the Franchisor Digital Music Database, Proprietary Software, Proprietary Technology, Proprietary Marks, Patents Pending and Copyrights as they currently exist are hereinafter collectively referred to as the "Franchisor Intellectual Property");

     F. Technical standards and specifications and technical operational procedures as prescribed in the Franchisor's technical work-in-progress confidential manual, as may be completed and thereafter amended from time to time (the "Technical Manual"); and

     G.   Advertising, marketing, and promotional programs.

WHEREAS, Franchisee owns and maintains a Web site known as "Khaleej.com" ("Franchisee Website") primarily designed to distribute music from a music database (the "Franchisee Database") and other related Web based businesses and services to a Middle Eastern and sub-continental audience;

WHEREAS, Franchisee desires to obtain the benefits of the System by being granted an exclusive franchise and license in the territory (the "Territory") set forth in Exhibit A attached hereto, and to provide and operate a business
             ---------
under the System using such of the Franchisor's Intellectual Property set forth on Exhibit B, attached hereto, in accordance with the Technical Manual, as well
   ---------
as to receive training and other assistance provided by Franchisor in connection therewith;

WHEREAS, Franchisee intends to utilize the System and operate the Franchise Business in and as part of the Franchisee Website, such that a portion of the Franchisee Website will be devoted to utilizing the System and operating the Franchise Business ("Franchisee RadioMoi Web Site"), and the remaining portion of the Franchisee Website will be devoted to providing and operating other businesses and services of the Franchisee;

WHEREAS, Franchisor is prepared to grant Franchisee such a franchise and license pursuant to the terms and conditions of this Agreement; and

WHEREAS, Franchisor desires to obtain the benefits of the Franchisee Database in connection with the System and Franchisee is prepared to grant Franchisor a license to use the Franchisee Database pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the parties, in consideration of the undertakings and commitments of each party to the other party set forth herein, hereby mutually agree as follows:

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

1.   GRANT

1.1  Franchisor Grant

     1.1.1 Franchisor hereby grants to Franchisee, pursuant to the terms and conditions in this Agreement, and Franchisee undertakes the obligation and accepts from Franchisor, an exclusive and, subject to the provisions of Sections 13.1 to 13.2, nontransferable right and franchise to operate a business utilizing the System in the Territory (the "Franchised Business").

     1.1.2 Franchisor hereby grants to Franchisee, pursuant to the terms and conditions of this Agreement, and Franchisee hereby accepts from Franchisor, an exclusive, and subject to the provisions of Section
             13.1 and 13.2, non-transferable right and license to use the Franchisor Intellectual Property in the Territory for the purpose of providing and operating the Franchised Business. The Franchisee Business shall include any and all of Franchisor's Enhancements (as hereinafter defined) to (a) the Webcasting Technology, the Franchisor Digital Music Database, the RadioMoi Web site, the Web Bar Listening Post, the patents pending and (b) the Proprietary Marks, Proprietary Software, Proprietary Technology and Copyrights and all other Intellectual Property as they relate to the foregoing. Franchisee shall not be entitled under any circumstances to make any Enhancements to the Franchisor Intellectual Property unless specifically provided otherwise herein. "Enhancements" means any and all changes, updates, improvements or modifications made to, or derivative works created from, any of the Franchisor Intellectual Property. References to "Franchisor Intellectual Property" herein shall include any and all Enhancements thereto.

     1.1.3 Franchisee shall have no rights in or license to use any Franchisor intellectual property not specifically included in the Franchisor Intellectual Property or any enhancement thereto (the "Nonlicensed Franchisor Intellectual Property"). Franchisee's rights or license to use Nonlicensed Franchisor Intellectual Property shall be subject to Franchisee and Franchisor entering into one or more separate agreements for same. Franchisee will be provided with a right of first refusal ("First Refusal") with respect to rights of deployment or delivery in the Territory of any such Nonlicensed Franchisor Intellectual Property. In the event and to the extent that the parties do not enter into any such agreements, Franchisor shall be free to sell, license or transfer or otherwise deal with the Nonlicensed Franchisor Intellectual Property as Franchisor chooses, in the Territory and elsewhere. Notwithstanding the foregoing, Franchisee shall have one (1) right to match on identical or better terms (the "Matching Right") the most recent written offer (which may be in the form of a term sheet or other preliminary memorandum) made to Franchisor with respect to a license, transfer or other dealing regarding the Nonlicensed Franchisor Intellectual Property in the Territory, which Matching Right counteroffer must be made by Franchisee and received by Franchisor within five (5) business days of Franchisee's receipt thereof, or such Matching Right shall otherwise be forfeit. Such right of First Refusal and the Matching Right shall be subject in each case to the Company's reasonable determination that Franchisee possesses, or can reasonably acquire in a timely manner, any and all prerequisite technical, marketing, financing and/or other capability required with respect to such Nonlicensed Franchisor Intellectual Property. In the event Franchisee does not exercise its Matching Right or does not make a counteroffer to the Franchisor which is equivalent to or better than the proposed terms and conditions underlying the proposal for deployment of Nonlicensed Franchisor Intellectual Property underlying such Matching Right, Franchisee shall have no further matching rights nor rights of review at any time regarding such transaction involving the Nonlicensed Franchisor Intellectual Property. Franchisor shall in no event attempt, directly or indirectly, to introduce a new Internet business which "competes" (as defined in Section 11.3) with the Franchised Business.

     1.1.4 Notwithstanding the territorial limitations with respect to the foregoing grant of the Franchised Business, the parties understand and agree that, because the Internet is available globally and is not capable of being limited to specific territories, the foregoing territorial limitations and any and all other territorial limitations hereunder imposed on Franchisee shall only apply to Franchisee's delivery of System services and businesses which are currently capable of being limited to the Territory, such as, without limitation, sale of advertising space and the sale of Web Bar Listening Posts. Accordingly, Franchisee shall not be in breach of this Agreement solely by reason of offering any persons or entities access to (or any persons or entities actually accessing) the Franchisee RadioMoi Website from outside the Territory, nor shall Franchisee be in breach of this Agreement for delivering System services or businesses outside of the Territory if the same are not capable of being limited to the Territory, such as, without limitation, use of the RadioMoi radio station and/or the NewMusicJukebox. Further, with respect to all System services and businesses that are capable of being limited to a particular territory, Franchisee shall promptly refer any requests therefor which originate outside of the Territory to Franchisor and, similarly, Franchisor shall (and shall cause its other franchisees to) promptly refer any such requests received by Franchisor (or any of its franchisees) which originate from within the Territory to Franchisee; save and except that with respect to merchandising, Franchisee and Franchisor shall each be entitled to fulfill the respective orders they receive, regardless of where the order originates or where the merchandise is to be delivered.

1.2  Franchisee Grant

     1.2.1 Franchisee hereby grants to Franchisor, pursuant to the terms and conditions of this Agreement, and Franchisor hereby accepts from Franchisee, during the Term of this Agreement, an exclusive right and license to use, and to license its other franchisees of the System to use, the Franchisee Database in the System in the locations (the "Locations") set forth in Exhibit C annexed hereto
                                                      ---------
             and made a part hereof (the "Franchisor License").

2.   TERM AND RENEWAL

2.1 Unless sooner terminated pursuant to Section 15, the term of this Agreement shall commence on the date first set forth above and shall expire three (3) years from such date (the "Term").

3.   DUTIES OF FRANCHISOR

3.1 Franchisor, within a reasonable period following the date of this Agreement, shall commence and complete delivery and installation at Franchisee's principal office in Abu Dhabi such of the Franchisor Intellectual Property necessary for Franchisee to launch, commence and fully operate the Franchised Business. Such reasonable period contemplates the following:

     (a) All third-party parts and materials necessary for the installation of the Franchised Business ("Third Party Materials") shall be ordered by Franchisor promptly following execution of this Agreement. It is expected that the Third Party Materials will be received within four weeks of being ordered.

     (b) Within one week following delivery to Franchisor's principal office in Canada of all Third-Party Materials necessary for the installation of the Franchised Business, Franchisor shall commence programming and otherwise prepare for installation all such Third-Party Materials ("Pre-Installation Preparations");

     (c) The Pre-Installation Preparations are expected to take approximately two weeks following commencement of such action and are in no event expected to take longer than four weeks;

     (d) Following completion of Pre-Installation Preparations and upon confirmation of Franchisee's operational Internet connectivity installation of at least T-1 line capacity, Franchisor shall promptly ship to Franchisee the Third Party Materials and any other parts, items or software reasonably expected to be required for installation and operation of the Franchised Business (collectively with the Third Party Materials, the "Franchise Materials"). It is expected that the Franchise Materials will take approximately one week from the date of shipment to be delivered to Franchisee's bonded warehouse.

     (e) Within two weeks following confirmed receipt by Franchisee of the Franchise Materials at the Franchisee's principal office in Abu Dhabi, Franchisor shall commence local installation at Franchisee's principal office in Abu Dhabi of the Franchise Materials and other Franchisor Intellectual Property necessary for Franchisee to launch, commence and operate the Franchised Business, which installation is expected to take no longer than two weeks.

3.2 Franchisor shall provide Franchisee with on-line access to the current version of the work-in-process Technical Manual, and all subsequent amendments thereto, as more fully described in Section 8 hereof, and which is contemplated to be continually updated and made available on-line.

3.3 Franchisor shall provide Franchisee and Franchisee's employees, at Franchisee's principal office in Abu Dhabi, with reasonable and prompt assistance in launching and initial training in respect of the Franchisor Intellectual Property and in the development, management, sales and operation of the Franchised Business (the "Initial Training Program"). The Initial Training Program shall consist of (i) one year of database software support, which shall be promptly provided by fax, phone, online or in-person as reasonably determined in the circumstances by Franchisor (the "Initial Software Support"), commencing upon installation at the place of business of Franchisee of the Franchisor Intellectual Property and (ii) during the two week period commencing as of even date therewith, provision of one individual who is an expert and highly experienced technician in the Franchised Business and provision of one individual who is an expert and highly experienced staff trainer in the Franchised Business, each such individuals to be available for a reasonable number of hours per week during usual and customary business hours of Franchisor.

3.4 Franchisor shall promptly provide Franchisee with annual software support by phone, fax, online or in-person as reasonably determined in the circumstances by Franchisor, which support shall include all improvements and upgrades to the Webcasting Technology, the Franchisor Digital Music Database updates and on-line support and all other Enhancements (the "Annual Software Support").

3.5 Franchisor shall promptly provide Franchisee with such other reasonable on-going technical consulting services and support during the Term by phone, fax, online or in-person as reasonably determined in the circumstances by Franchisor, with respect to standard problem solving and repair of any malfunction or defect in any of the Franchisor Intellectual Property licensed hereunder.

3.6 Franchisor shall promptly provide Franchisee with such other reasonable on-going marketing and sales consulting services and support during the Term, by phone, fax, online or in-person, as reasonably determined in the circumstances by Franchisor.

3.7 Franchisor shall provide a forum, in the manner and at such times as Franchisor deems reasonably advisable, to discuss future Enhancements, marketing efforts and sales systems for the Franchised Business.

3.8 Franchisor shall make available to Franchisee and Franchisee's employees during each year of the Term a reasonable number of training programs, conferences, and seminars, free of charge. All continuing training programs shall be conducted by fax, phone, online or in-person as reasonably determined in the circumstances by Franchisor at such locations as Franchisor may reasonably designate.

3.9 All services to be rendered by Franchisor pursuant to Sections 3.1 to 3.8 shall be rendered by individuals who are experts and highly experienced in such matters. Further, with respect to any such services, in the event there is a major technical issue or problem that cannot reasonably be resolved via fax, phone, or remote online support, Franchisor shall, within a reasonable period of time, send to the principal site of the Franchised Business, an expert who is highly knowledgeable and experienced with respect to the particular problem(s) identified by Franchisee, which expert shall promptly examine and attempt to resolve such problem(s).

3.10 Franchisor shall use reasonable efforts to remain competitive and to make Enhancements to the System throughout the Term. Franchisor shall be obligated to promptly provide Franchisee with any and all Enhancements in accordance with the other terms and conditions of this Agreement within a reasonable time after implementation of such Enhancements by Franchisor.

3.11 Franchisor shall continue to develop its Franchisor Digital Music Database by adding a minimum of 1,000 sound recordings thereto each month. Franchisor shall at all times during the Term provide Franchisee with full and complete streaming online access to the Franchisor Digital Music Database as well as the digital music database of its current and future franchisees, including all updates, without any royalties or other payments due therefor by Franchisee, except as specifically provided herein in Section 5.3. For certainty, it is acknowledged and agreed by the parties that it is the parties' intention that access to the Franchisor Digital Music Database and delivery of services or businesses which require such access will be, for the most part, from Franchisor's servers located in the United States.

3.12 Franchisor shall on a monthly basis during the Term provide Franchisee with full and complete reports regarding the amount and type of usage of the Franchisor Digital Music Database, including, without limitation, detailed song play information, as well as ancillary marketing information provided by listeners (e.g., age, gender, etc.) if such information is made available to Franchisor and if Franchisor is permitted under relevant privacy laws to share such information.

3.13 Franchisor shall, upon Franchisee's request for digitization of sound recordings, within two weeks after Franchisor's receipt of such recording, thereafter digitize or cause to be digitized all such sound recordings that Franchisor has approved for inclusion in the Franchisee Database. Notwithstanding the foregoing, Franchisee shall not be obligated to use Franchisor's services to digitize recordings, provided, however, that any and all such recordings digitized other than by Franchisor must nonetheless be made at the quality and standard acceptable to Franchisor, which acceptance shall not be unreasonably withheld.

3.14 Franchisor shall use reasonable efforts throughout the Term to continue to develop its marketing and sales systems.

3.15 Franchisor shall provide Franchisee with all such software (i) as is reasonably necessary for Franchisee to maintain accurate records of subscribers, songs, artists, authors, record labels and publishers with respect to the Franchised Business, as reasonably deemed necessary by Franchisor from time-to-time, and (ii) as may be required by Franchisee for purposes of compliance with the mandates of performing arts societies and/or any regulatory regime specifically applicable to the use of Franchisor Intellectual Property in any part of the Territory. Notwithstanding the foregoing, Franchisor shall not be required to provide any software with respect to any other ordinary course of business activities and/or other legal compliance requirements of Franchisee.

3.16 Franchisor shall keep track of, collect and shall pay and shall be responsible for all royalties and/or fees due to third parties such as publishers, artists and performers in connection with Franchisee's use of the Franchisor Digital Music Database, and shall, upon reasonable request from time-to-time, provide Franchisee with a statement that all such royalties due and payable have been paid by Franchisor.

3.17 Franchisor shall comply with all laws, rules and regulations in the Territory (applicable to the Franchisor) and elsewhere so that Franchisee shall be able to enjoy without interruption the full and proper development and operation of the Franchised Business in the Territory, and Franchisor shall timely obtain and maintain any and all permits, certificates, and licenses in connection therewith, including, without limitation, any and all licenses or other agreements to allow Franchisee to use the Franchisor Digital Music Database and all other elements of the System, provided, however, that Franchisor shall not be in breach of this provision if Franchisor's non-compliance with any such laws, rules and regulations does not have a material adverse affect on the Franchised Business.

3.18 Franchisor hereby undertakes, in accordance with the terms and conditions set forth herein, to promptly exercise any and all reasonable efforts to provide for fully reliable operation of the System. Notwithstanding the foregoing, Franchisor shall not be in breach of this Agreement (but shall nevertheless comply with the provisions of the first sentence of this Section) in the event the System fails to perform properly as a result of any defects with respect to third party products, services, personnel (including Franchisee personnel) or materials over which Franchisor has no reasonable control. For purposes of the foregoing, "fully reliable operation of the System" shall mean performance of the System during 95% of ordinary course of business operation, consistent with past day-to-day practice of the System as it has been used and maintained from inception up to and including the date of this Agreement. For purposes of clarity, any and all scheduled "downtimes" of the System for purposes of maintenance and upgrading of the System shall not be construed as affecting the fully reliable operation of the System, provided such "downtimes" are of a reasonable duration and frequency and that Franchisor gives Franchisee reasonable prior notice thereof.

3.19 Franchisor agrees to sell to Franchisor such equipment, products, programs or services, or any components thereof, including, without limitation, software, netware, hardware, Web services, and the Web Bar Listening Post, which constitute or are part of the Franchisor Intellectual Property (the "Franchisor Products") that Franchisor deems reasonably necessary for Franchisee to operate the Franchised Business, whether for resale or for Franchisee's own use at a price of no more than the cost of such Franchisor Products plus 10%, excluding shipping, handling, customs and similar third party fees (the "Preference Pricing"). In addition, in the event that Franchisor shall sell any of the Franchisor Products to any other franchisee during the Term of this Agreement at a price lower than the Preference Pricing, the Preference Pricing shall be adjusted so that with respect to such of the Franchisor Products thereof as are sold at such lower price, Franchisee shall pay no more than such lower rate for such Franchisor Products (the "Most Favored Nations Pricing"). Notwithstanding the foregoing, at such time as the pricing for any Franchisor Products with respect to any other Franchisor franchisee is subsequently revised, rescinded or otherwise no longer in effect, the price of such Franchisor Products as previously reduced in cost as per Most Favored Nations Pricing shall revert to the Preference Pricing. The foregoing shall in no event require Franchisor to pay any refund to Franchisee with respect to any Franchisor Products which are sold and delivered to any other Franchisor franchisee after the sale and delivery of any such Franchisor Products to Franchisee. Franchisor undertakes to use reasonable efforts to obtain the best price on Franchisor Products and shall use its best efforts to negotiate reasonable and customary representations, warranties and where possible, options for extended service contracts, on Franchisor Products for the benefit of Franchisee, and shall, upon request, provide Franchisee with a copy of any such contract of purchase.

3.20 (a) If any defect occurs which causes any Material Interruption (as defined below) in the deployment or operation of the System by Franchisee, and such Material Interruption is not in any month attributable to any third party products, services, personnel (including Franchisee personnel) or materials outside of Franchisor's reasonable control, Franchisor shall refund and/or credit to Franchisee such pro-rata fees and royalties as are due or have been paid to Franchisor with respect to such month, which pro rata calculation shall be (i) the fees and royalties due for such month multiplied by (ii) a fraction, the numerator of which shall be the duration of the Material Interruption in such month, over a denominator which shall be the total time for such month during which the System was expected to be operable (such obligation, the "Downtime Refund"). Franchisee undertakes to promptly notify Franchisor of any incident which is or could with the passage of time constitute a Material Interruption ("Downtime Incident" and the notice thereof, "Defect Notice"). Franchisor undertakes to use reasonable efforts to promptly cure any such Downtime Incident, which it shall do at its sole cost and expense. The determination of whether a Material Interruption has occurred in any given month shall be made from the date and time a Defect Notice is received by Franchisor, provided that if a Material Interruption continues from one month to another, it shall not be necessary for Franchisee to provide Franchisor with another Defect Notice for the second or any subsequent months over which the Material Interruption continues. For purposes of the determination whether a Material Interruption has occurred, personnel affiliated with Franchisee shall not be deemed to be under the control of Franchisor, and any products, services, and/or materials belonging to Franchisee shall not be deemed to be under the control of Franchisor except where Franchisor has been expressly granted control thereof in writing by Franchisee.

(b) For purposes of this Agreement, "Material Interruption" shall mean a material inability of the System to perform less than 95% of the time during any monthly period in which the System is expected to operate in the ordinary course of business consistent with past day-to-day practice as the System has been used and maintained from inception up to and including the date of this Agreement, Franchisor hereby acknowledging that the System has from its inception up to the date of this Agreement been operating without material interruption or material defect of any kind. For purposes of clarity, any and all scheduled "downtimes" of the System for purposes of maintenance and upgrading of the System shall not be construed as Material Interruption of the System, provided such "downtimes" are of a reasonable duration and frequency and that Franchisor gives Franchisee reasonable prior notice thereof.

4.    DUTIES OF FRANCHISEE

4.1 Franchisee acknowledges that every detail of the System is important to Franchisor in order to develop and maintain the standards and public image of the System. Franchisee agrees to conduct the Franchised Business in strict compliance with this Agreement.

4.2 Franchisee shall devote a reasonable number of Web pages of the Franchisee Website to RadioMoi (the "Franchisee RadioMoi Web Site") which shall not be less than the number of Franchisor's of RadioMoi Web pages at the date hereof. The design, position, size, prominence and other details of such pages shall, except as otherwise agreed by Franchisor, be substantially the same as Franchisor's RadioMoi pages at the date hereof as set forth on Exhibit D annexed hereto and
                                                  ---------
made a part hereof, except for Arabic translations, elements, font selections and culturally acceptable adaptations, logos, and design changes therewith ("Arabic Customization"). The Arabic Customization shall be subject to prior approval by Franchisor, which approval shall not unreasonably be withheld. Franchisee shall provide and be responsible for all reasonable costs associated with Arabic Customization.

4.3 (a) Franchisee, whether directly or indirectly, during the Term, shall conduct and transact any and all Internet types of primarily music-related activity or business whatsoever, whether branded or not, through and only through the Franchisee RadioMoi Web Site. Primarily music-related activity or business for the purposes of this Agreement shall mean, (i) the streaming of live or recorded music, recitations of narratives, poetry and/or any other aural form of music on the Internet, (ii) so called "music videos" or other motion pictures that primarily feature the musical performances of an artist or group, (such as an Internet concert Webcast); (iii) other like-types of primarily music-related products or services over the Internet; (iv) pointers or links or deemed links to or from any other Web page or Internet Site offering access, sale or delivery of any of the foregoing items set forth in clauses (i) or (ii) above (except for any Internet site of Franchisor or other franchisees of Franchisor as authorized in writing by Franchisor); or (v) the marketing or merchandising of any of the foregoing items set forth in clauses (i) or (ii). It being understood and agreed to by Franchisee that Franchisor shall be entitled to collect Royalties (as defined below) pursuant to Section 5 on any and all income generated by Franchisee during the Term through the Franchisee Website from any Internet type of primarily music related business or activity on the Internet. Notwithstanding the foregoing, nothing shall prevent the sale of CDs (or any other similar recorded media configuration now known or hereafter developed) or any household items or products (including, without limitation, stereos, VCRs computers (including hardware and software), cameras, DVDs radios, television, monitors) by Franchisee and any revenues derived by Franchisee therewith shall not be within the scope of this Agreement. In the event Franchisee intends to purchase non-Arabic CDs for resale, Franchisee agrees to first negotiate in good faith with Franchisor with respect to the terms of supply, and delivery to Franchisee of such CDs. Similarly, in the event Franchisor intends to purchase Arabic CDs (or any other record configuration now known or hereafter developed) for resale, Franchisor agrees to first negotiate with Franchisee with respect to the terms of supply, and delivery to Franchisor of such CDs. For purposes of clarity, such negotiation shall not as of the date of this Agreement constitute a binding contract with respect to the supply of any such CDs unless and until one or more separate agreements are reached between Franchisee and Franchisor.

     (b) For purposes of this Agreement, "directly or indirectly" shall mean, in the case of Franchisee, any action by the Franchisee or any of its subsidiaries or affiliates, or any of its or their shareholders ("Franchisee Entities"), and in the case of Franchisor, any action by the Franchisor or any of its subsidiaries or affiliates; provided, however, that nothing contained in this Section shall be deemed to prohibit the Franchise Entity from acquiring or holding, solely for investment, publicly traded securities of any corporation some or all of which activities are primarily music related products or services on the Internet so long as such securities do not, in the aggregate, constitute more than ten percent (10%) of any class or series of outstanding securities of such corporation.

     (c) For purposes of this Agreement, the Internet and all references thereto shall include the Internet as currently in use and as hereafter enhanced or further developed (the "Internet"), virtual private networks ("VPNs" including, but not limited to, satellite delivery systems), and any and all successor technologies to the Internet and VPNs.

4.4 Franchisee, directly or indirectly, shall not use any of the Franchisor Intellectual Property licensed hereunder or any part thereof as premiums, in combination sales, as give-aways, as charitable contributions or dispose of same under similar methods of merchandising or other transfer without the prior written consent of Franchisor not to be unreasonably withheld or unduly delayed.

4.5 Franchisee shall, commencing on the date hereof, develop the Franchisee Database with a minimum of 850 regional (Arabic and/or other music related to the Territory) and 150 other digitized sound recordings (which may be in any language) each month during the Term, all of which recordings must be approved by Franchisor not to be unreasonably withheld or unduly delayed provided that any such non-arabic recordings have not been digitized or scheduled to be digitized by Franchisor at or prior to such request, it being agreed to and understood that Franchisor at all times shall have absolute approval rights as aforesaid over the content of the Franchisee Database, subject to culturally acceptable adaptations provided for in Section 4.2 above. Franchisee shall at all times provide Franchisor and all current and future franchisees of Franchisor with full and complete online and other access to and availability of the Franchisee Database, including all updates, without any royalties or other payments due therefor.

4.6 Franchisee shall at all times during the Term provide Franchisor with full and complete online access to and availability of all data associated with the operation of the Franchised Business.

4.7 Franchisee shall keep track of, collect and shall pay and be responsible for all royalties due to third parties such as publishers, artists and performers in connection with Franchisor's or other franchisees' use of the Franchisee Database, and shall provide Franchisor with a monthly report thereof by the 28th day of each month for the preceding calendar month of all such royalties paid.

4.8 Franchisee shall staff the Franchised Business with reasonably competent technical, sales and marketing personnel pursuant to Franchisor's suggested level of staffing.

4.9 Franchisee shall use its reasonable efforts to provide state-of-the-art hardware, netware and Webware to ensure proper operation of the Franchised Business.

4.10 Franchisee agrees to purchase from Franchisor any and all Franchisor Products as contemplated in Section 3.19. Franchisor represents that prior to the date hereof, Franchisor has provided Franchisee with a complete list of the Franchisor Products (as well as the purchase price thereof) required by Franchisee to operate the Franchised Business, and Franchisee acknowledges receipt of such list. Franchisee shall not be obligated to purchase any additional Franchisor Products from Franchisor except as specifically contemplated in Section 8.1. The purchase price for the Franchisor Products shall be due and payable within 30 days of invoicing.

4.11 Subject to Section 8.2, Franchisee shall conduct the technical operation of the Franchised Business in conformity with the technical standards, policies, methods, and techniques as Franchisor acting reasonably may, from time to time, prescribe in the Technical Manual. Franchisee shall refrain from deviating from the Technical Manual, or otherwise operating the Franchised Business except in strict compliance with this Agreement.

4.12 Franchisee shall comply with all laws, rules and regulations in the Territory, and shall timely obtain any and all permits, certificates, and licenses necessary for the Territory for the full and proper development and operation of the Franchised Business in the Territory; provided, however, that Franchisee shall not be in breach of this provision if Franchisee's noncompliance with any such laws, rules and regulations does not have a material adverse affect on the Franchised Business.

4.13 Franchisee shall comply with all of Franchisor's requirements existing at the date hereof and of which Franchisee has been notified concerning the types of services and products that may be delivered, promoted or advertised by the Franchised Business.

4.14 Franchisee shall pay all Fees, Expenses and Royalties (as such terms are defined below) pursuant to Section 5 and shall comply with all other requirements set forth in this Agreement.

4.15 If any defect occurs which causes any Material Interruption in the deployment of such portions of the Franchisee Database to be made available to Franchisor in any month, and such Material Interruption is not attributable to any third party products, services, personnel (including Franchisor personnel) or materials outside of Franchisee's reasonable control, Franchisee shall refund and/or credit to Franchisor such pro-rata royalties as are due or have been paid to Franchisee with respect to such month in accordance with the calculation of a Downtime Refund as applied to Franchisor pursuant to Section 3.20. Franchisor undertakes to promptly notify Franchisee of any Downtime Incident. Franchisee undertakes to use reasonable efforts to promptly cure any such Downtime Incident, which it shall do at its sole cost and expense. The determination of whether a Material Interruption has occurred in any given month shall be made from the date and time a Defect Notice is received by Franchisee. For purposes of the determination whether a Material Interruption has occurred, personnel affiliated with Franchisor shall not be deemed to be under the control of Franchisee, and any products, services, and/or materials belonging to Franchisor shall not be deemed to be under the control of Franchisee except where Franchisee has been expressly granted control thereof in writing by Franchisor.

For purposes of clarity, Franchisee shall, in addition to the foregoing, be responsible for any and all costs and expenses related to reliable operation and maintenance of the System, the Franchised Business and the Franchisee Database within the Territory which are not expressly assumed by Franchisor elsewhere in this Agreement.

5.   FEES, EXPENSES AND ROYALTIES, REVENUE SHARING

5.1 In consideration for this Agreement, the services provided hereunder and the franchise and license granted herein, Franchisee shall pay to Franchisor such fees (the "Fees") and expenses (the "Expenses") set forth in Exhibit E
                                                                  ---------
annexed hereto and made a part hereof.

5.2  Fees shall be paid at such times as are set forth in Exhibit E and all
                                                          ---------
Expenses shall be paid within 30 days of invoicing.

5.3 Franchisee shall also pay to Franchisor on-going royalties (the "Royalties") during the Term as set forth in Exhibit F annexed hereto and made a
                                             ---------
part hereof.

5.4 Franchisor shall pay to Franchisee Royalties in connection with the Franchisor License during the Term as set forth in Exhibit F.
                                                   ---------

5.5 All Royalties shall be paid within 60 days after the end of each month with respect to Gross Income or Gross Advertising Income (as such terms are hereinafter defined), as the case may be, recorded in that month. "Gross Income" shall mean all revenues, excluding advertising revenues, earned from licensed activities hereunder without any deductions whatsoever. "Gross Advertising Income" shall mean all advertising revenues earned from licensed activities hereunder without any deductions whatsoever.

5.6 Except as otherwise specified in writing from time-to-time, all Fees, Expenses, Royalties and any other payments (collectively, "Payment Obligations") due to Franchisor hereunder shall be payable in United States currency and, with respect to payments to Franchisee, in the currency as specified from time-to-time by Franchisee, in each case by wire transfer of funds pursuant to written instructions provided by each party to the other party. Any overdue Payment Obligations which are late by more than a 60 day grace period following the due date ("Grace Period") shall bear interest at the rate of 1.9% per month (based on a 360 day year) or the maximum rate permitted under applicable laws, whichever is less. Should any Franchisee or Franchisor Payment Obligation be late more than twice during the Term of this Agreement by more than 10 days from its respective due date, the right of Grace Period hereunder shall terminate immediately and interest shall accrue on any unpaid Payment Obligations as of the respective due date at the foregoing rate.

5.7 With respect to each of Franchisor and Franchisee, except as otherwise set forth herein, there shall be no deduction from Royalties for uncollectable accounts, or for taxes, fees, assessments or other expenses of any kind which may be incurred in connection with: (i) royalty payments; (ii) manufacturing, sales, distribution or advertising; or (iii) the transfer of funds or royalties or the conversion of any currency. It shall be the sole responsibility and at the sole expense of the Franchisee to obtain the approval of any authorities with respect to its operation of the System within the Territory; to take whatever steps may be required to effect the payment of funds from abroad; to minimize or eliminate the incidence of foreign taxes, fees or assessments which may be imposed; to commence or continue doing business in any foreign territory; and to comply in any and all material respects with all applicable laws and regulations. It shall be the sole responsibility and at the sole expense of the Franchisor to obtain the approval of any relevant authorities outside of the Territory with respect to its operation of the System; to take whatever steps may be required to effect the payment of funds from abroad; to minimize or eliminate the incidence of foreign taxes, fees or assessments which may be imposed; to commence or continue doing business in any foreign territory; and to comply in any and all material respects with all applicable laws and regulations.

5.8 Each party shall furnish the other party, at the same time it makes payment of Royalties, with a full and complete statement, duly certified by an officer to be true and accurate, showing all Gross Income and/or Gross Advertising Income, as the case may be, received during the month in question, the amount of royalties due with respect to such income, and a breakdown by category and country of where such income was earned, together with such other pertinent information as either party may reasonably be requested from time to time. All figures and monetary amounts shall first be stated in the currency in which the sales were actually made. If several currencies are involved in any reporting category, that category shall be broken down by each such currency. Next to each currency amount shall be set forth the equivalent amount stated in United States Dollars, and the rate of exchange used in making the required conversion calculation. The rate of exchange shall be the actual rate of exchange obtained on the date of payment. Each of the parties shall use reasonable efforts to collect their respective accounts receivable which are included within the subject matter of this Agreement.

5.9 Franchisor agrees that all advertising revenues generated directly or indirectly by Franchisor or Franchisor's franchisees (including Franchisee) shall be allocated and distributed in accordance with Exhibit F.

5.10 (a) Franchisee acknowledges that the bandwidth requirements with respect to digital deliveries into the Territory are substantial and therefore Franchisee agrees to defray such of Franchisor's bandwidth costs in an amount proportionate to the percentage which the aggregate material from the Franchisor Digital Music Database and databases of other Franchisor franchisees that are delivered into the Territory each calendar month represent as a portion of Franchisor's total bandwidth costs for each such month, which defrayment amounts shall offset and be deducted from Royalties due from Franchisor to Franchisee upon presentation of usage information, relevant bandwidth invoices and specification of the foregoing allocation of costs thereof, and (b) Franchisor acknowledges that the bandwidth requirements with respect to digital deliveries from the Territory are substantial and therefore Franchisor agrees to defray such of Franchisee's bandwidth costs in an amount proportionate to the percentage which the aggregate material from Franchisee's Digital Music Database delivered from the Territory to Franchisor and other franchisees each calendar month represents as a portion of Franchisee's total bandwidth costs for each such month, which defrayment amounts shall offset and be deducted from Royalties due from Franchisee to Franchisor upon presentation of usage information, relevant bandwidth invoices and specification of the foregoing allocation of costs thereof.

5.11 Franchisor acknowledges that Franchisee is engaged in other businesses, including, but not limited to other businesses conducted on the Internet and that, in particular, the Franchisee RadioMoi Web Site shall only constitute a portion of Franchisee's Website. Revenues of Franchisee which are not derived in connection with Franchisee RadioMoi Web Site and/or which are derived outside of the scope of the Franchised Business shall not be subject to the terms of this Agreement.

6.   FRANCHISOR INTELLECTUAL PROPERTY

6.1 Franchisor represents with respect to the Franchisor Intellectual Property that:

     6.1.1 Franchisor is the exclusive owner throughout the world of all right, title and interest in and to the Franchisor Intellectual Property, except any portions thereof for which it may be a duly authorized user and/or licensee of a third party ("Licensed Portions"). With respect to the Licensed Portions, Franchisor is and shall be throughout the Term duly licensed to use, and to permit Franchisee to use, the Licensed Portions, without any limitations or conditions, save and except for any such limitations or conditions provided in this Agreement. Franchisor has the right to grant all rights and benefits being granted to Franchisee hereunder. Franchisee's use of the System and/or any element thereof as contemplated herein will not violate the rights of any nature or kind of any third party, including, without limitation, any copyright, trademark or other intellectual property rights of any nature or kind.

     6.1.2 Franchisor shall take all steps reasonably necessary to preserve and protect the ownership and validity in and to the Franchisor Intellectual Property.

     6.1.3 Except as otherwise provided herein, the Franchisor Intellectual Property is as of the date hereof free and clear of any and all Encumbrances whatsoever. For purposes of the foregoing, "Encumbrances" means mortgages, charges, pledges, security interest, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming and is the foregoing. During the Term of this Agreement, Franchisor undertakes that the Franchisor Digital Music Database shall not become subject to Encumbrances except with respect to loans which may be made to Franchisor through recognized international institutional lenders and/or such Encumbrances which may granted by Franchisor as security in an offering of Franchisor's public indebtedness.

     6.1.4 To the best knowledge of Franchisor after reasonable investigation, none of the software included as part of the Franchisor Intellectual Property contains any known virus, Trojan horse, worm, software lock, drop dead device or any other limiting routine that would intentionally erase data or render such software to become incapable of being used.

     6.1.5 All software included as part of the Franchisor Intellectual Property (i) shall be able to accurately process date data including, without limitation, calculating, comparing and sequencing from, into and between the 20th and 21st centuries, including leap year calculations; and (ii) is fully capable of operating as required to accommodate the year 2,000 and beyond.

6.2  With respect to the Franchised Business, Franchisee agrees that:

     6.2.1    [Intentionally omitted].

     6.2.2 Franchisee shall not make any Enhancements to the Franchisor Intellectual Property.

     6.2.3 Subject to Section 1.14, Franchisee shall use the Franchisor Intellectual Property only in connection with the operation of the Franchised Business in the Territory.

     6.2.4 During the Term of this Agreement, Franchisee shall, where reasonably possible, identify Franchisor as the owner of the Franchisor Intellectual Property, including, but not limited to, on invoices, order forms, receipts and contracts related to the System, and at such conspicuous location on Franchisee's RadioMoi Web Site pages allocated to RadioMoi, all products and hardware related to the System and locations of the Franchised Business' premises as are related to the System, as Franchisor shall reasonably request. Such identification shall be in the form which specifies Franchisor's name, followed by such other identification as shall be approved by Franchisor.

     6.2.5 Franchisee's right to use the Franchisor Intellectual Property is limited to such uses as are authorized under this Agreement, and any material unauthorized use thereof shall constitute an infringement of Franchisor's rights.

     6.2.6 Franchisee shall not use the Franchisor Intellectual Property to incur any obligation or indebtedness on behalf of Franchisor.

     6.2.7 Franchisee shall not use some or all of the Franchisor Intellectual Property as part of its corporate or other legal name, without the prior written consent of Franchisor.

     6.2.8 Franchisee shall promptly comply with Franchisor's reasonable requests and instructions for filing and maintaining any requisite trade name or fictitious name registrations, and shall execute any reasonable documents or instruments reasonably deemed necessary by Franchisor to obtain protection for the Franchisor Intellectual Property or to maintain their continued validity and enforceability of any and all direct or indirect rights thereof, provided, however, that any and all fees, costs and expenses incurred by Franchisee on behalf of Franchisor with respect to the foregoing shall be at the sole cost and expense of Franchisor.

     6.2.9 Franchisee shall include correct trademark, trade name, copyright, trade secrets and patent notices for the Franchisor Intellectual Property on all System related materials and equipment where appropriate, and shall not remove, alter, cover, obfuscate or otherwise deface any trademark, trade name, patent, trade secret or copyright notice on any promotion or advertising material used, directly or indirectly, in conjunction with or for Franchisor Intellectual Property.

     6.2.10 Franchisee shall not market or deliver access to the Franchisee Database from a particular jurisdiction of the Territory unless and until all regulatory approvals, licenses and permits required by the applicable performing arts societies ("Rights Society") of such jurisdiction or any court of competent jurisdiction, governmental body or regulatory agency (a "Regulatory Body") have been obtained, and, Franchisee, at its sole cost and expense, shall prepare and submit any and all appropriate applications, data and other information required by such Rights Society or Regulatory Body in such jurisdiction and have obtained all requisite approvals, licenses and permits for authorized and compliant operation of the Franchisee Database in such jurisdictions. Notwithstanding the foregoing, Franchisor undertakes to provide reasonable assistance, by means of letter, telephone, fax, e-mail or similar communication, on behalf of Franchisee with respect to facilitating the acquisition of any requisite regulatory approvals, licenses and/or permits required by such Rights Societies, including (a) performing rights, (b) master rights, (c) artist rights, (d) ephemeral rights and (e) mechanical rights.

     6.2.11 Franchisee, at its sole cost and expense, shall be responsible and shall promptly pay, any and all royalties and other fees, assessments, taxes or charges imposed by any Regulatory Body or Rights Society with jurisdiction for the Territory with respect to operation of the Franchised Business in each jurisdiction within the Territory and undertakes to assure on-going legal compliance with the requirements of applicable copyright law within the Territory, any Rights Society and each Regulatory Body with relevant jurisdiction thereof, including, but not limited to, the timely filing of any reports required by any such applicable rule, law or entity. At the request of Franchisor, Franchisee shall promptly provide copies of documentation evidencing compliance with the foregoing requirements and copies of any and all such filings.

6.3  Franchisee expressly understands and acknowledges that:

     6.3.1 As between the parties hereto, Franchisor is the owner of all right, title, and interest in and to the Franchisor Intellectual Property and the goodwill associated with and/or embodied or symbolized by them.

     6.3.2 The Proprietary Marks are valid and serve to identify the System and those who are franchised to use the System.

     6.3.3 Franchisee shall not directly or indirectly contest the validity or the ownership of the Franchisor Intellectual Property.

     6.3.4 Franchisee's use of the Franchisor Intellectual Property pursuant to this Agreement does not give Franchisee any ownership interest or other interest in or to the Franchisor Intellectual Property, except the franchise and license granted herein.

     6.3.5 Any and all goodwill arising from Franchisee's use of the Franchisor Intellectual Property in the Franchised Business shall inure solely and exclusively to the benefit of Franchisor, and upon termination of this Agreement and the franchise and license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee's use of the Franchisor Intellectual Property.

     6.3.6 The right and license of the Franchisor Intellectual Property granted hereunder to Franchisee is exclusive only in the Territory, and Franchisor thus may:

              6.3.6.1 Itself use, and grant franchises to others to use, the Franchisor Intellectual Property outside of the Territory.

              6.3.6.2 Subject to Sections 1.1.2, 1.1.3 and 18 establish, develop, and franchise other systems, different from the System franchised herein, without offering or providing Franchisee any rights in, to, or under such other systems.

              6.3.6.3 Itself use, and grant franchises to others to use, the Franchisee Database outside of the Territory during the Term.

6.4 Franchisee shall, upon learning thereof, promptly notify Franchisor of any unauthorized use of the Franchisor Intellectual Property, any challenge to the validity of the Franchisor Intellectual Property, or any challenge to Franchisor's ownership of, or Franchisee's right to use, the Franchisor Intellectual Property. Franchisee acknowledges that Franchisor has the sole right to direct and control any administrative proceeding or litigation involving the Franchisor Intellectual Property, including any settlement thereof. Franchisor has the obligation, to take action against uses by others that may reasonably constitute material infringement of the Franchisor Intellectual Property.

6.5 Provided Franchisee is not in material breach of this Agreement, Franchisor will defend, at Franchisor's expense, against any third party claim, suit, or demand involving the Franchisor Intellectual Property licensed hereunder and arising out of Franchisee's use thereof, provided, that Franchisor is promptly notified in writing and is given complete authority and information required for defending or settling any such claim, suit or demand and, further provided, that Franchisee is not in material breach of this Agreement. If, within a reasonable time Franchisor does not assume active control of such third party claim, suit, or demand (each, an "Action"), Franchisee may assume authority over such Action, and upon written notice to Franchisor of the assumption of such authority, Franchisor shall therewith be responsible to pay for any and all reasonable legal or other expenses incurred by Franchisee in connection with the defense of the Action. Franchisor shall not, without the prior written consent of Franchisee, settle or compromise or consent to the entry of any judgment in any pending or threatened Action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of Franchisee from any and all liability arising out of such Action.

6.6 In the event of any litigation or administrative proceeding relating to the Franchisor Intellectual Property, Franchisee shall execute any and all reasonable documents and do all reasonable acts as may, in the reasonable opinion of Franchisor, be necessary to carry out such defense or prosecution, including, but not limited to, becoming a nominal party to any legal action. Except to the extent that such litigation is the result of Franchisee's use of the Franchisor Intellectual Property in a manner inconsistent with the terms of this Agreement, Franchisor agrees to reimburse Franchisee for its out of pocket costs in performing such acts. Notwithstanding the foregoing, Franchisor shall not pay for ordinary course of business expenses of Franchisee during any such defense or prosecution, including, but not limited to, the salary costs of Franchisee employees.

6.7 The provisions of Section 6.5 and 6.6 (collectively, the "Franchisor Action Provisions") shall survive termination of this Agreement for a period of two years (the "Franchisor Action Extension Period"), it being understood that if notice of any Action under the Franchisor Action Coverage Provisions is made within the Franchisor Action Extension Period, such Franchisor Action Coverage Provision shall survive until such Action is definitively settled or a court of competent jurisdiction shall have finally determined that such Action shall not exist to the extent claimed by the other party.

6.8 To ensure that Franchisee will have access to such of the Franchisor Intellectual Property as may be necessary to permit it to use the System as contemplated by this Agreement, Franchisor agrees to provide to an escrow agent, the identity of which is satisfactory to Franchisor and Franchisee, a copy of all source code and object code used in, or in connection with the System, concurrently with the deployment or delivery of the System by Franchisee to Franchisee. Said escrow agent will hold such code in escrow, and release it if and only if it is permitted to do so pursuant to the terms and conditions of the Escrow Agreement appended hereto as Exhibit G. The parties shall execute an Escrow Agreement substantially in the form of Exhibit G concurrently with the execution of this Agreement. If Franchisee is entitled to receive any source code or object code pursuant to said Escrow Agreement, (i) Franchisor will be deemed to automatically have granted to Franchisee a non-exclusive and irrevocable license during the remainder of the Term and throughout the Territory to use such elements of the System (and all required underlying Franchisor Technology) as are necessary solely to obtain the same level of operability, delivery and deployment of the Franchised Business as contemplated by this Agreement.

7.   FRANCHISEE DATABASE

7.1  Franchisor represents with respect to the Franchisee Database that:

     7.1.1 Franchisee is the exclusive owner throughout the world of all right, title, and interest in and to the Franchisee Database.

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     7.1.2    Franchisee shall take all steps reasonably necessary to preserve and protect the ownership and validity in and to the Franchisee Database.

7.2  Franchisor expressly understands and acknowledges that:

     7.2.1 Franchisor shall use the Franchisee Database only in the manner authorized and permitted hereunder by Franchisor and only during the Term.

     7.2.2 Franchisor shall use the Franchisee Database only outside of the Territory and shall only use the Franchisee Database in or as part of the System.

     7.2.3 During the Term of this Agreement, Franchisor, where reasonably possible, shall identify Franchisee as the owner of the Franchised Business and/or at such times and places as Franchisor references the Franchised Business or the Franchisee Database.

     7.2.4 Franchisor's right to use the Franchisee Database is limited to such uses as are authorized under this Agreement, and any material unauthorized use thereof shall constitute an infringement of Franchisee's rights.

     7.2.5 Franchisor shall not use the Franchisee Database to incur any obligation or indebtedness on behalf of Franchisee.

     7.2.6 Franchisor shall not market or deliver access to the Franchisee Database from any jurisdiction outside of the Territory unless and until all regulatory approvals, licenses and permits required by the applicable Rights Society of any such jurisdiction and/or the applicable Regulatory Body have been obtained, and, Franchisor, at its sole cost and expense, shall prepare and submit any and all appropriate applications, data and other information required by any such Rights Society or Regulatory Body in such jurisdiction, and have obtained all requisite approvals, licenses and permits for authorized and compliant delivery of the Franchisee Database in such jurisdiction. Notwithstanding the foregoing, Franchisee undertakes to provide reasonable assistance, by means of letter, telephone, fax, e-mail or similar communication, on behalf of Franchisor with respect to facilitating the acquisition of any requisite regulatory approvals, licenses and/or permits which involves the Franchisee Database and which may be required by such Rights Societies outside of the Territory, including for (a) performing rights, (b) master rights, (c) artist rights, (d) ephemeral rights and (e) mechanical rights.

     7.2.7 Franchisor, at its sole cost and expense, shall be responsible for and shall promptly pay, any and all royalties and other fees, assessments, taxes or charges imposed by any Regulatory Body or Rights Society having jurisdiction with respect to operation of the System outside of the Territory and for delivery of, and access to, the Franchisor Digital Music Database outside of the Territory, and

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              Franchisor undertakes to assure on-going legal compliance with the requirements of applicable rules and laws with respect to operation of the System and the Franchisor Digital Music Database outside of the Territory, including, but not limited to, the timely filing of any reports required by any Rights Society or Regulatory Body with jurisdiction thereof. Upon execution by Franchisee of Franchisor's customary non-disclosure agreement, Franchisee shall be permitted reasonable access to Franchisor's books and records evidencing Franchisor's compliance with the foregoing.

     7.2.8 The right and license of the Franchisee Database granted hereunder to Franchisor is exclusive only outside of the Territory, and Franchisee thus may:

              7.2.8.1 Subject to Sections 13 and 18 herein, itself use, and grant franchises to others to use, the Franchisee Database within the Territory.

              7.2.8.2 Subject to Sections 1.1.2, 1.1.3, 13 and 18, establish, develop, and franchise other systems, different from the System franchised herein, without offering or providing Franchisor any rights in, to, or under such other systems.

              7.2.8.3 Subject to Sections 13 and 18, itself use, and grant franchises to others to use, the Franchisee Database within the Territory during the Term.

     7.2.9 As between the parties hereto, Franchisee is the owner of all right, title, and interest in and to the Franchisee Database and the goodwill associated with and/or embodied or symbolized therein.

     7.2.10 Franchisor shall not directly or indirectly contest the validity or the ownership of the Franchisee Database.

     7.2.11 Franchisor's use of the Franchisee Database pursuant to this Agreement does not give Franchisor any ownership interest or other interest in or to the Franchisee, except the license granted herein.

7.3 Franchisor shall, upon learning thereof, promptly notify Franchisee of any unauthorized use of the Franchisee Database, any challenge to the validity of the Franchisee Database, or any challenge to Franchisee's ownership of, or Franchisor's right to use, the Franchisee Database. Franchisor acknowledges that Franchisee has the sole right to direct and control any administrative proceeding or litigation involving the Franchisee Database, including any settlement thereof. Franchisee has the obligation to take action against uses by others that may reasonably constitute material infringement of the Franchisee Database.

7.4 Provided Franchisor is not in material breach of this Agreement has used the Franchisee Database in accordance with this Agreement, Franchisee will defend at Franchisee's expense

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against any third party claim, suit, or demand involving the Franchisee Database licensed hereunder and arising out of Franchisor's use thereof, provided, that Franchisee is promptly notified in writing and is given complete authority and information required for defending or settling any such claim, suit or demand and, further provided, that Franchisor is not in material default or breach of this Agreement. If, within a reasonable time Franchisee does not assume active control of such third party claim, suit, or demand (each, an "Action"), Franchisor may assume authority over such Action, and upon written notice to Franchisee of the assumption of such authority, Franchisee shall therewith be responsible to pay for any and all reasonable legal or other expenses incurred by Franchisor in connection with the defense of the Action. Franchisee shall not, without the prior written consent of Franchisor, settle or compromise or consent to the entry of any judgment in any pending or threatened Action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of Franchisor from any and all liability arising out of such Action.

7.5 In the event of any litigation or administrative proceeding relating to the Franchisee Database, Franchisor shall execute any and all reasonable documents and do all reasonable acts as may, in the reasonable opinion of Franchisee, be necessary to carry out such defense or prosecution, including, but not limited to, becoming a nominal party to any legal action. Except to the extent that such litigation is the result of Franchisor's use of the Franchisee Database in a manner inconsistent with the terms of this Agreement, Franchisee agrees to reimburse Franchisor for its out of pocket costs in performing such acts. Notwithstanding the foregoing, Franchisee shall not pay for ordinary course of business expenses of Franchisor during any such defense or prosecution, including, but not limited to, the salary costs of Franchisor employees.

7.6 The provisions of Section 7.4 and 7.5 (collectively, the "Franchisee Action Coverage Provisions") shall survive termination of this Agreement for a period of two years (the "Franchisee Action Extension Period"), it being understood that if notice of any Action under the Franchisee Action Coverage Provisions is made within the Franchisee Action Extension Period, such Franchisee Action Coverage Provision shall survive until such Action is definitively settled or a court of competent jurisdiction shall have finally determined that such Action shall not exist to the extent claimed by the other party.

8.   CONFIDENTIAL MANUAL

8.1 Franchisee shall at all times treat the Technical Manual, all supplements and revisions thereto, any other manuals created for or approved for use in the operation of the Franchised Business and the information contained therein as confidential, and shall use all reasonable efforts to maintain the confidentiality of such information. Franchisee shall not at any time, without Franchisor's prior written consent, copy, duplicate, record, or otherwise reproduce the foregoing materials, in whole or in part, nor otherwise make the same available to any unauthorized person. Franchisee may disclose such information and materials only to such of Franchisee's employees, agents, or others who must have access to it in connection with their employment or the operation of the Franchised Business, in which event Franchisee shall obtain the agreement of such persons and entities to maintain the confidentiality thereof. The Technical Manual shall remain at all times the sole property of Franchisor.

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8.2  Only Franchisor, acting reasonably, may, from time to time, revise the contents of the Technical Manual, and Franchisee expressly agrees within a reasonable period, to promptly comply with each new or changed standard, provided the same is reasonable, is necessary to improve quality in order to more efficiently and better serve customers and does not result in Franchisee having to incur material additional expenses and/or purchase new material equipment or software. Franchisor shall advise Franchisee of any and all changes to the Technical Manual. Franchisor shall at all times ensure that Franchisee has reasonable access to the on-line version of the Technical Manual and Franchisee, agrees to keep current with respect to Technical Manual mandates. In the event of any dispute as to the content of the Technical Manual, the terms of the master copy of the Technical Manual maintained on-line by Franchisor shall be controlling.

9.   CONFIDENTIAL INFORMATION

9.1 Franchisee shall not, during the Term of this Agreement or thereafter for a period of one (1) year, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, or corporation any confidential information, knowledge, technology, know-how or other data concerning the System, the operation of the Franchised Business, or the Franchisor Intellectual Property (the "Confidential Information"), which may be communicated to Franchisee, or of which Franchisee may be apprised, by virtue of Franchisee's operation under the terms of this Agreement. Franchisee shall divulge Confidential Information only to such of Franchisee's employees or agents as must have access to it in order to operate the Franchised Business. Confidential Information shall not include information which Franchisee can demonstrate came to Franchisee's attention prior to disclosure thereof by Franchisor, or which, at or after the time of disclosure by Franchisor to Franchisee, had become or later becomes a part of the public domain, through publication or communication by others, or which Franchisee is required by law to disclose.

9.2 Franchisee acknowledges that the provisions in this Section 9 are and have been a primary inducement to Franchisor to enter into this Agreement, and that any failure to comply with the requirements of Section 9.1 may cause Franchisor irreparable injury without an adequate remedy at law. Franchisee agrees that Franchisor shall be entitled, in addition to any other remedies that may be available in law, equity or otherwise, to obtain specific performance of, or an injunction against any violation or threatened violation of, the requirements of
Section 9.1.

9.3 Franchisor shall not, during the term of this Agreement or thereafter for a period of one (1) year, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, or corporation any Confidential Information which may be communicated to Franchisor, or of which Franchisor may be apprised, by virtue of Franchisor's operation under the terms of this Agreement. Franchisor shall divulge Confidential Information only to such of Franchisor's employees or agents as must have access to it in order to operate the System. Confidential Information shall not include information which Franchisor can demonstrate came to Franchisor's attention prior to disclosure thereof by Franchisee, or which, at or after the time of disclosure by Franchisee to Franchisor, had become or later becomes a part of the public

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domain, through publication or communication by others, or which Franchisor is required by law to disclose.

10.   ACCOUNTING, RECORDS AND REPORTING

10.1  Record Keeping and Reports by Franchisee; Audit Rights of Franchisor

      10.1.1 Franchisee shall keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid by Franchisee to Franchisor hereunder. Said records and books shall be kept for a period of three years following the end of the accounting period to which the information pertains.

      10.1.2 Franchisee shall submit to Franchisor (i) the monthly report pursuant to Section 4.7, and (ii) the monthly statement pursuant to Section 5.8.

      10.1.3 Franchisor or its designated agents shall have the right at a reasonable time upon reasonable notice to examine and copy, at its expense, all of Franchisee's books, records, and tax returns related to the Franchised Business and Franchisee's audited financial statements; to confer with Franchisee's independent auditor concerning the details of Franchisee's financial reports and condition; and to have an independent audit made. If an inspection or audit should reveal that payments have been understated in any report to Franchisor, then Franchisee shall immediately pay to Franchisor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at one and one half percent per month or the maximum rate permitted by law, whichever is less. If an inspection discloses an underpayment to Franchisor of ten percent or more of the total amount that should have been paid to Franchisor during any six-month period, Franchisee shall, in addition to repayment of such understated amount, with interest, reimburse Franchisor for any and all costs and expenses incurred in connection with the inspection or audit (including, without limitation, reasonable accounting and attorney's fees). The foregoing remedies shall be in addition to any other remedies Franchisor may have, including, without limitation the remedies for default.

10.2  Record Keeping by Franchisor; Audit Rights of Franchisee

      10.2.1 Franchisor shall keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid by Franchisor to Franchisee hereunder and also with respect to the Revenue Sharing. Said records and books shall be kept for a period of three years following the end of the accounting period to which the information pertains.

      10.2.2 Franchisor shall submit to Franchisee the monthly statement pursuant to Section 4.7 and 5.8.

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      10.2.3   Franchisee or its designated agents shall have the right at a reasonable time upon reasonable notice to examine and copy, at its expense, only such of Franchisor's books and records as are specifically related to the Franchised Business, the Revenue Sharing and any other matter specifically providing for such examination hereunder. Upon execution of Franchisor's customary and reasonable non-disclosure agreement, Franchisee shall have the right to confer with Franchisor's independent auditor concerning the details of Franchisor's financial reports and condition; and to have an independent audit made (at Franchisee's sole cost and expense). If an inspection should reveal that payments have been understated in any report to Franchisee, then Franchisor shall immediately pay to Franchisee the amount understated upon demand, in addition to interest from the date such amount was due until paid, at one and one half percent per month or the maximum rate permitted by law, whichever is less. If an inspection discloses an underpayment to Franchisee of ten percent or more of the total amount that should have been paid to Franchisee during any six-month period, Franchisor shall, in addition to repayment of such understated amount, with interest, reimburse Franchisee for any and all costs and expenses incurred in connection with the inspection (including, without limitation, reasonable accounting and attorney's fees). The foregoing remedies shall be in addition to any other remedies Franchisee may have, including, without limitation the remedies for default.

11.   ADVERTISING AND MARKETING

11.1 Recognizing the value of advertising and the importance of the standardization of advertising programs to the furtherance of the goodwill and public image of the System, the Franchisee agrees that all advertising by Franchisee, with respect to the System in any medium shall be conducted in a dignified manner, shall be of the highest caliber and shall conform to such other reasonable standards and requirements as Franchisor may specify from time to time in writing, provided, however, that the foregoing advertising requirements shall be subject to culturally acceptable adaptation by Franchisee and Franchisor's approval of such adaptation shall not unreasonably be withheld or unduly delayed. Franchisee shall provide Franchisor with all advertising and promotional materials it intends to use to promote the Franchised Business and with English translations of all such materials at its sole expense. Franchisor reserves the right to disapprove upon written notice to Franchisee any advertising or promotional materials used by Franchisee, if in Franchisor's reasonable judgement, such materials appear to have a material adverse effect upon the System, infringe upon the proprietary rights of others, violate any law or regulation, or subject Franchisor to any legal liability. Franchisee shall immediately discontinue use of any disapproved advertising upon receipt of such written notice.

11.2 Franchisee shall use its reasonable efforts, at its own expense, to distribute, sell, advertise, promote and derive significant revenues from the sale of products or services related to the Franchised Business.

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11.3  At all times during the Term, Franchisee shall not, directly or indirectly, place any of Franchisor's competitor's advertising banners, promotional buttons, promotional links or other promotional materials or content on any Web site owned or controlled by Franchisee or any affiliate of Franchisee. Except as to Franchisor, Franchisee or any other of Franchisor's franchisees, "competitor" shall mean any person or business entity engaged in any enterprise, whether for profit or not, for (i) the streaming of live or recorded music on the Internet, (ii) production and/or sale of the Web Bar Listening Post or similar device for sampling music via the Internet and placed in retail record stores; (iii) provision of broadcast quality music files via the Internet to radio stations and/or other businesses requiring digital music files; (iv) provision of "canned" music programs to businesses via the Internet;
(v) marketing, sale or merchandising of any of items (i) to (iv) excluding, for certainty, CDs and household items and products (such as, without limitation, stereos, VCRs, computers (hardware and software), cameras, DVDs, radios and televisions); (vi) providing any pointers or links, which in the sole and reasonable opinion of Franchisor, are linked to or from any other Web page or Internet Site offering access, sale or delivery of any of the foregoing items via the Internet. Notwithstanding the foregoing, Franchisee may, upon written consent of Franchisor which will not be unreasonably withheld, sell advertising on the Franchisee Web Site from companies which sell music products, provided however, that such company does not focus a substantial portion of its marketing program on music or derive a substantial portion of its sales from music or music-related services or products (for example, Amazon.com may be granted such approval, but not MP3.com).

11.4 Within 90 days of the execution of this Agreement, and on or before each one-year anniversary of the commencement date of this Agreement, the Franchisee shall provide Franchisor with a written marketing plan with respect to the Franchised Business. Each such marketing plan shall include a marketing timetable, sales projections, channels and methods of distribution, nature and amount of advertising and advertising expenditures, and any other information which Franchisor may ask Franchisee to include. Each marketing plan shall contain specific information for the one-year period immediately succeeding its submission and general estimates or projections for subsequent periods during which this Agreement remains in effect.

12.   RESTRICTIONS ON AND MANNER OF EXPLOITATION; WITHDRAWAL

12.1 The Proprietary Marks will not be used in conjunction with or commingled with any other name, character, symbol, design, likeness, or literary or artistic material, unless any such use is expressly permitted under this Agreement or otherwise in writing by Franchisor.

12.2 Franchisor will have the right, by giving written notice to Franchisee, to withdraw from the Franchised Business any element of the Franchisor Intellectual Property if legal counsel of Franchisor delivers a written opinion that the use or continued use of such element will violate or infringe the rights of any third party ("Third Party Rights"), violate any law or regulation, or subject Franchisor to any legal liability, and a copy of such opinion shall be forthwith delivered to Franchisee. Nothing in this provision shall be construed to obviate any representation or warranty of Franchisor which speaks as of the date hereof. Upon the occurrence of any of the foregoing events, Franchisee shall have the right, but not the obligation, to terminate this Agreement. In the event of any termination due to Third Party Rights, Franchisor shall promptly

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refund to Franchisee any and all fees paid to Franchisor on a pro-rata basis with respect to any remaining period of the Term of this Agreement following such termination date.

13.   ASSIGNMENT, TRANSFER OR CONVEYANCE

13.1 Neither party shall during the Term, either voluntarily or by operation of law, assign, transfer, convey or encumber this Agreement or any right or interest thereunder without first obtaining the written consent of the other party, and any such assignment, transfer, conveyance or encumbrance without such written consent shall be null, void and of no force and effect. If Franchisee is a corporation, the capital stock thereof shall not during the Term be sold, assigned, pledged, mortgaged or transferred without the prior written consent of Franchisor. Either party's written consent to any assignment, transfer, conveyance or encumbrance shall not be unreasonably withheld or unduly delayed. Franchisor's or Franchisee's written consent to any such assignment, transfer, conveyance or encumbrance shall, however, be conditional upon any such assignee, transferee, conveyee or encumbrancee being of good moral character and reputation, having both a credit rating and competent business qualifications reasonably satisfactory to Franchisor or Franchisee, as the case may be. In the event that either party consents in writing to any such assignment, transfer, conveyance or encumbrance, Franchisee or Franchisor, as the case may be, shall remain fully liable for the performance of all obligations under the terms and conditions of this Agreement unless any such purchaser, assignee or transferee shall fully agree to enter into a similar agreement with Franchisee or Franchisor, as the case may be, or fully assume the entire obligations of Franchisee or Franchisor, as the case may be, under this Agreement and any other written agreements then existing between Franchisee and Franchisor. In the event of any written consent by either party to any assignment, transfer, conveyance or encumbrance by the other party, whether voluntarily or by operation of law, the assigning party shall reimburse the consenting party for all reasonable fees and expenses, including attorney's fees, incurred by the consenting party, as a result of such assignment, transfer, conveyance or encumbrance. Upon the reasonable request of Franchisor, Franchisee shall promptly provide to Franchisor a list of stockholders or other equity holders of ownership interests in Franchisee. In addition, the written consent of the other party shall not be unreasonably withheld or delayed with respect to any loans made to the requesting party by or through recognized international institutional lenders, which loan by its terms imposes a security interest or other Encumbrance on such party's Digital Music Database.

13.2 Notwithstanding anything to the contrary contained in this Agreement, the transfer of less than an aggregate of 10% equity interest in Franchisee in a single or series of transactions, which does not have the affect of transferring control, shall not require the prior approval of Franchisor; provided that Franchisee notifies Franchisor in writing of such transfer(s) within 30 days following such transfer and; further provided that no transfer, together with other previous, simultaneous, or proposed transfers, shall have the effect of transferring a controlling interest in the Franchisee. For the purposes of this
Section 13.2, "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, corporation or other business entity, whether through the ownership of voting securities, by contract, or otherwise.

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13.3  Upon the death or mental incompetence during the Term of a person owning all or any interest in Franchisee, the executor, administrator, or personal representative of such person shall transfer within three months after such death or mental incompetence his interest to a third party approved by Franchisor, which approval shall not be unreasonably withheld or unduly delayed. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Section 13 for any reason, the personal representative of the deceased shareholder shall have reasonable time to dispose of the deceased's interest in the Franchisee, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within nine months, Franchisor may immediately terminate this Agreement by giving Franchisee written notice thereof.

14.   RIGHT OF FIRST REFUSAL

If, during the Term, Franchisee shall receive a bona fide offer to purchase during the Term the Franchised Business from a bona fide purchaser or purchasers then, in such event, Franchisor shall have the first right (hereinafter called the "Right of First Refusal") to purchase the Franchised Business at the same price and under the same terms and conditions as any such bona fide offer. Franchisee shall submit to Franchisor in writing, the complete details of any such bona fide offer and the name of any such bona fide purchaser or purchasers together with any additional facts or details concerning any such bona fide offer or bona fide purchaser or purchasers that Franchisor may request. Franchisor shall have 30 days after the receipt of such complete details from Franchisee or from the written receipt of any such requested additional facts or details from Franchisee, to purchase the Franchised Business for the same price and under the same terms and conditions of any such bona fide offer received by Franchisee from any such bona fide purchaser or purchasers. If Franchisor elects not to exercise its Right of First Refusal as provided herein, then, in such an event, Franchisee may accept any such bona fide offer from any such bona fide purchaser or purchasers subject, nevertheless, to the terms and provisions of
Section 13, it being the intention and express understanding of the parties hereto that nothing contained in this Section 14 shall either abrogate or take precedence over the terms and provisions of Section 13, or Franchisor's right expressly contained therein to consent, in writing, to any assignment, transfer, conveyance or encumbrance of this Agreement or right or interest thereunder. For purposes of clarity, the Franchisee's enterprises and companies other than the "Franchised Business" shall not be subject to this provision, and in the event any bona fide offer to purchase such other enterprises or companies encompasses the Franchised Business, Franchisor's rights hereunder shall be limited only to the extent of the Franchised Business and reasonable pro-rata determinations shall be made to accommodate any Right of First Refusal arising under any such circumstances.

15.   TERMINATION

This Agreement shall terminate upon the occurrence of any of the following events:

15.1 By either party if the other party is in breach of any provision of this Agreement and fails to fully cure such breach within 30 days after receiving notice thereof from the non-breaching party, then the non-breaching

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party shall have the right to immediately terminate this Agreement by giving the breaching party written notice of termination.

15.2 By either party if the other party breaches any material third party obligation and fails to fully cure such breach within 30 days after receiving notice thereof from the non-breaching party, then the non-breaching party shall have the right to immediately terminate this Agreement by giving the breaching party written notice of termination.

15.3 By Franchisor or Franchisee, as the case may be, during the Term, if the other such party (the "Insolvent Party"), whether voluntarily or compulsory, is adjudged a bankrupt or makes an assignment for the benefit of creditors or files any petition for arrangement or reorganization or suffers the appointment of a receiver or custodian over its business or assets, or if a final judgement against the Insolvent Party remains unsatisfied or of record for 90 days or longer, or if the Insolvent Party is liquidated or dissolved or takes steps to cease or ceases its business, or if execution is levied against any asset of the Insolvent Party, or suit to foreclose any lien or mortgage against any asset of the Insolvent Party is instituted against Insolvent Party and not dismissed within 90 days, or if any asset of the Insolvent Party is sold after levy. The non-Insolvent Party, at its option, after the occurrence of any of the foregoing events, may immediately terminate this Agreement by giving the Insolvent Party written notice of termination.

15.4 By Franchisor or Franchisee, as the case may be, during the Term, if the other such party (the "Convicted Party"), during the Term is convicted of a felony or any other crime or offense that is reasonably likely to adversely affect the System, the Franchisor or Franchisee Intellectual Property as the case may be, the goodwill associated therewith or the respective interest therein.

15.5 By Franchisor immediately upon giving Franchisee written notice of termination if within three months of the execution of this Agreement, Franchisee has failed to take good faith steps to exploit the rights granted to it herein.

15.6 By Franchisor giving Franchisee written notice of termination in accordance with Section 13.3.

15.7 By Franchisor giving Franchisee written notice of termination in accordance with Section 16.

15.8 By Franchisee if within 45 days after delivery to Franchisor of a Defect Notice to cure any Material Interruption (as defined in Section 3.19 above) with regard to operation of the System, which Material Interruption is not attributable to any third party products, services, personnel (including without limitation, Franchisee personnel) or materials outside of Franchisor's reasonable control, and if within such 45 day period such Material Interruption has not been substantially remedied to the reasonable satisfaction of Franchisee, then the Franchisee shall have the right to immediately terminate this Agreement by giving Franchisor written notice of termination ("Defect Termination") and Franchisor shall refund and/or credit to Franchisee on a pro-rata basis such fees as previously paid by Franchisee hereunder which are attributable to the Term of this Agreement following the date of the Defect Termination.

15.9 By Franchisor if within 45 days after delivery to Franchisee of a Defect Notice to cure any Material Interruption (as defined in Section 3.19 above) with regard to operation of the Franchised Business, which Material Interruption is not attributable to any third party products, services, personnel or materials outside of Franchisee's reasonable control, and if within such 45 day period such Material Interruption has not been substantially remedied to the reasonable satisfaction of Franchisor, then the Franchisor shall have the right to immediately terminate this Agreement by giving Franchisee written notice of termination ("Defect Termination").

15.10 By Franchisor, at its sole and unique discretion, upon payment to Franchisee of $2,000,000 dollars, which payment shall not be refused by Franchisee.

16.   BLOCKED CURRENCY

16.1 In the event that Franchisee shall be prohibited or restricted from making payment of any monies at the time when same are due and payable to Franchisor under this Agreement by reason of the laws or currency regulations within the Territory, Franchisee shall promptly so advise Franchisor in writing. Franchisee shall, upon Franchisor's request, deposit any such blocked funds to the credit of Franchisor in a bank or banks or other depository in the Territory designated in writing by Franchisor, or pay them promptly to such persons or entities as Franchisor shall designate in writing. Franchisor shall have the right to immediately terminate this Agreement if Franchisee is unable to make arrangements reasonably satisfactory to Franchisor for Franchisor's receipt of such blocked funds as contemplated above in this Section.

16.2 In the event that Franchisor shall be prohibited or restricted from making payment of any monies at the time when same are due and payable to Franchisee under this Agreement by reason of the laws or currency regulations within any territory, Franchisor shall promptly so advise Franchisee in writing. Franchisor shall, upon Franchisee's request, deposit any such blocked funds to the credit of Franchisee in a bank or banks or other depository outside the Territory designated in writing by Franchisee, or pay them promptly to such persons or entities as Franchisee shall designate in writing. Franchisee shall have the right to immediately terminate this Agreement if Franchisor is unable to make arrangements reasonably satisfactory to Franchisee for Franchisee's receipt of such blocked funds as contemplated above in this Section.

17.   OBLIGATIONS UPON TERMINATION

Upon termination of this Agreement, this Agreement and all rights granted hereunder to Franchisee shall forthwith terminate, and within 30 days thereafter:

17.1 Franchisee shall immediately cease to operate the Franchised Business and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former franchisee of Franchisor.

17.2 Franchisee shall immediately and permanently cease to use, in any manner or medium whatsoever, the Franchisor Intellectual Property, and any identifying characteristics or embodiments of the System, including, without limitation, the Webcasting Technology, the

Franchisor Digital Music Database, all confidential methods, procedures and techniques, and software, technology or devices associated with the System. Franchisee shall promptly remove from its place of business and the Franchisee Web Site, and discontinue using for any purpose, any and all signs, fixtures, furniture, furnishings, equipment, advertising materials, stationery, supplies, forms or other articles or materials in whatever form which display or contain any element of the Franchisor Intellectual Property or any distinctive features or designs associated with the System.

17.3 Franchisee shall cease from using or disclosing any Confidential Information or know-how related to the Franchised Business, the System, or the Franchisor Intellectual Property.

17.4 Franchisee shall immediately deliver to Franchisor, and cooperate to effect an orderly, expeditious and efficient transfer of the Technical Manual, all computer software programs, databases and technologies, and all other Franchisor Intellectual Property in whatever medium or form, and all records, files, instructions, correspondence, and all other materials provided by Franchisor related to the operation of the Franchised Business, and all copies thereof in whatever medium (all of which are acknowledged to be Franchisor's property), and shall retain no copy or record of any of the foregoing, excepting only Franchisee's copy of this Agreement and of any correspondence between the parties, and any other documents which Franchisee reasonably needs for compliance with any provision of law. Franchisor shall do the same with respect to any Franchisee property.

17.5 Franchisor and Franchisee agree to negotiate in good faith for a period of 60 days commencing on or prior to the termination of this Agreement or a reasonable period following termination, but no later than within 60 days after termination of this Agreement, with respect to a mutually acceptable arrangement pursuant to which Franchisor would license permanent rights to use and access the Franchisee Database and/or any and all digitized tracks contained in the Franchisee Database. If the parties are unable to agree on any such arrangement within such 60 day period, then neither party will have any further obligation with respect to negotiating such arrangement.

17.6 Franchisor shall immediately cease to use and cause its franchisees to cease to use, in any manner or medium, the Franchisee Database. However, Franchisee shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains any of the Proprietary Marks or any variation thereof or any other service mark or trademark of Franchisor, provided that Franchisor shall reimburse Franchisee for all reasonable costs, expenses and fees incurred by Franchisee in connection therewith and Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within 30 days after termination of this Agreement. Franchisee hereby grants to Franchisor an irrevocable power of attorney to the full extent necessary to cancel any assumed name or equivalent registration which contains any of the Proprietary Marks or any variation thereof or any other service mark or trademark of Franchisor, which power of attorney shall survive the termination of this Agreement.

17.7 Franchisee shall promptly pay all sums owing to Franchisor and Franchisor shall promptly pay all sums owing to Franchisee hereunder within 60 days of termination. In the event that termination is due to Franchisee's breach of this Agreement then such sums due by Franchisee shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of such breach. Franchisor shall have the right within 60 days (but subject to at least 7 days prior notice to Franchisee) following termination of this Agreement, to conduct a reasonable inspection of Franchisee's offices, and conduct a review and/or an audit of Franchisee's books and records, for the purpose, among other things, of assuring Franchisee's compliance with the provisions of this Section 17.

17.8 Franchisee shall pay to Franchisor all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor subsequent to termination of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Section 17.

17.9  Franchisee shall comply with all of the provisions of Section 17.

18.   COVENANTS NOT TO COMPETE

18.1 Franchisee agrees that, except as otherwise approved in writing by Franchisor, Franchisee shall not, during the Term or due to an event contemplated in section 11.3 or 15.8, and, except in the situation where termination is due to Franchisor's breach of this Agreement, for a continuous uninterrupted one year period commencing upon the termination of this Agreement, either directly or indirectly compete with Franchisor. For purposes of this Agreement, "compete" shall mean engaging in any enterprise for (i) the streaming of live or recorded music on the Internet, (ii) production and/or sale of the Web Bar Listening Post or similar device for sampling music via the Internet and placed in retail record stores; (iii) provision of broadcast quality music files via the Internet to radio stations and/or other businesses requiring digital music files; (iv) provision of "canned" music programs to businesses via the Internet; (v) marketing, sale or merchandising of items (i) to (iv), excluding, for certainty, CDs and household items and products (such as, without limitation, stereo's, VCR's, DVD, computers (hardware and software), cameras, radios, televisions); (vi) pointers or links, which in the sole and reasonable opinion of Franchisor, are linked to or from any other Web page or Internet Site offering access, sale or delivery of any of the foregoing items via the Internet.

18.2 Franchisee agrees not to "compete" with any other franchisees of Franchisor or establish customers in their respective exclusive territories for one year from the expiration of the Term of this Agreement.

18.3 Franchisee agrees that during the Term of this Agreement, except as otherwise approved in writing by Franchisor, Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership or corporation, intentionally divert or attempt to divert any business or customer of the Franchised Business or other franchisee of Franchisor, to any competitor, or competing business, by direct or indirect inducement or otherwise, or intentionally do or perform, directly or indirectly, any other act materially injurious or materially prejudicial to the goodwill associated with the Franchisor Intellectual Property or the System.

18.4 Franchisee and Franchisor agree that neither party shall during the Term and for a period of one (1) year thereafter seek to employ any person who is at that time employed by the other party or otherwise directly or indirectly induce such person to leave his or her employment.

18.5 These covenants against competition shall not apply to ownership by Franchisee of less than a 10% beneficial interest in the outstanding equity securities of any publicly held corporation even if that corporation is in competition with Franchisor.

18.6 Franchisee expressly agrees that the existence of any claims it may have shall not constitute a defense to the enforcement by Franchisor of the covenants described in this Section 18. Franchisee shall pay all costs and expenses (including attorneys' fees) incurred by Franchisor in connection with the enforcement of these covenants.

18.7 Franchisee agrees that each of the foregoing covenants will be constructed as independent of any other covenant or provision. If all, parts or any portion of a covenant in this Agreement is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Franchisee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section.

18.8 Each of these covenants is a separate and independent covenant in each of the separate jurisdictions in which they may be enforced. To the extent that any covenant may be determined to be judicially unenforceable in any jurisdiction, that covenant shall not be affected with respect to any other jurisdiction.

18.9 Franchisee acknowledges that a violation of any of these covenants may result in irreparable injury to Franchisor for which no adequate remedy may be available, and that it may be difficult to determine the resulting damages to Franchisor. Franchisee agrees that Franchisor shall be entitled, in addition to any other remedies Franchisor may have in law, equity or otherwise, to obtain specific performance of, or an injunction against any violation or threatened violation of the requirements of this Section 18.

18.10 Franchisor agrees that it shall not grant any other franchises or similar rights within the Territory to any competitor of Franchisee, which franchise or rights (a) are related to the System and/or any Enhancements thereto, and (b) would become effective during the Term of this Agreement. For purposes of clarity, the foregoing covenant shall not apply to any Nonlicensed Franchisor Intellectual Property except where separate written agreement with respect to such subject matter is made between the parties.

19.   TAXES, PERMITS, AND INDEBTEDNESS

19.1 Franchisee shall promptly pay to Franchisor an amount equal to any sales tax, gross receipts tax, or similar tax imposed on Franchisor with respect to any payments made by Franchisor on behalf of Franchisee if required under this Agreement, unless the tax is credited against income tax otherwise payable by Franchisor.

19.2 In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Franchisee may contest the validity of the amount of the tax or indebtedness in accordance with the procedures of the taxing authority or applicable law; however, in no event shall Franchisee permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the Franchised Business or any of its assets.

19.3 Each party shall notify the other party in writing within five days after the commencement of any action, suit, or proceeding and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality which may materially adversely affect the operation or financial condition of such respective party's business as it relates to this Agreement.

20.   INDEPENDENT CONTRACTOR

20.1 It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, and Franchisee shall be an independent contractor and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

20.2 It is understood and agreed that nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other's behalf, or to incur any debt or other obligation in the other's name, and that neither party shall in any event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of the other party or any claim or judgement arising therefrom. Except as provided in Section 21 hereof, the parties hereto, as the case may be, shall have no liability with respect to their respective obligations under this Agreement or otherwise for indirect, special, incidental, consequential, punitive or exemplary damages, whether in contract, in tort or otherwise, including, but not limited to, loss of use, revenue or profit.

21.   INDEMNIFICATION

21.1 Except as otherwise provided in Section 7.5, Franchisee agrees to indemnify and hold harmless Franchisor, and Franchisor's directors, officers, employees, shareholders, agents, attorneys, designees, successors and assigns from and against any and all claims, costs, damages, liabilities and expenses (individually, a "Claim" and collectively, "Claims"), including without limitation, reasonable attorneys' fees and expenses resulting from or arising out of, directly or indirectly, Franchisee's performance or lack of performance, and/or breach or alleged breach of any representation, warranty, or any other provision of this Agreement.

21.2 Except as otherwise provided in Section 6.5, Franchisor agrees to indemnify and hold harmless Franchisee, its directors, officers, employees, agents, attorneys, successors and assigns authorized hereunder, from and against any and all Claims, including without limitation, reasonable attorneys' fees and expenses resulting from or arising out of, directly or indirectly, Franchisor's performance or lack of performance and/or breach or alleged breach of any representation, warranty or other provision of this Agreement.

21.3 Promptly after receipt by an indemnified party of notice of the commencement of an action involving any Claim, the indemnified party shall give written notice to the indemnifying party, provided, that the failure of the indemnified party to give such notice shall not relieve the indemnifying party of any of its obligations under this Section 21 except to the extent that the indemnifying party is actually prejudiced by such failure. The indemnifying party shall assume and control the defense, and all costs thereof, of any Claim subject to indemnification hereunder. The indemnified party shall have the right, at its own expense to participate in the defense of any Claim against which it is indemnified without relieving the indemnifying party of any obligation of indemnity hereunder; however, it shall have no right to consent to judgement or agree to settle any such Claim. No indemnifying party, in the defense of any such Claim, shall, except with the written consent of the indemnified party, consent to entry of any judgement or enter into any settlement which does not include, as an unconditional term, the grant by the claimant, to the indemnified party, of a release from all liabilities in respect of such Claim.

21.4 Any claim for indemnification under this Section 21 shall survive the termination of this Agreement for a period of two years (it being understood that if notice of any such Claim is made within the applicable time period, such Claim shall survive until such Claim is paid in full or a court of competent jurisdiction shall have finally determined that such Claim shall not exist to the extent claimed by the indemnified party and then until such Claim shall be paid to the extent so determined.

22.   MUTUAL REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other that: (a) it has full power and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement have been authorized by all required action, corporate or otherwise, and do not violate or conflict with any provisions of its respective charter, By-laws or governing documents or any of its contractual obligations or requirements of law binding upon it; (c) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; (d) it has and shall maintain in full force and effect throughout the Term, all governmental permits, licenses and authorizations required on its part to perform its obligations under this Agreement; and (e) there is no pending or, to the knowledge of each respective party, any threatened, legal, administrative, arbitration or other proceeding or governmental investigation which is likely to have a material adverse effect on performance of this Agreement.

23.   APPROVALS AND WAIVERS

23.1 Whenever this Agreement requires the prior approval or consent of Franchisor or Franchisee, as the case may be, the requesting party shall make a timely written request to the other such party, and any such approval or consent shall be deemed granted only to the extent obtained in writing in response to such request. In the case where such prior approval or consent provides that it shall not be unreasonably withheld, if the requesting party does not receive a response from the other such party within ten (10) business days from the confirmed date of receipt of such request by the other such party, such approval or consent shall be deemed given by the other such party. For purposes of this Agreement, the term "business days" shall mean any day on which the principle executive offices of the Toronto Dominion Bank located in Toronto, Ontario, Canada, are open for business.

23.2 Except as otherwise provided in this Agreement or any other written agreement between Franchisor and Franchisee, Franchisor makes no warranties or guarantees upon which Franchisee may rely, as to merchantability and fitness of the System for a particular purpose or that the Franchisor Intellectual Property as developed and designed will meet any performance requirements of or will perform error free or in conformance with the needs or requirements of Franchisee or any Franchisee customer.

23.3 No failure of a party to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by the other party with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of such party's right thereafter to demand exact compliance with any of the terms herein. Waiver by a party of any particular default by the other party shall not affect or impair such party's rights with respect to any subsequent default of the same, similar, or different nature; nor shall any delay, forbearance, or omission of a party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions, or covenants hereof, affect or impair such party's right to exercise the same.

24.   NOTICES

All notices, requests, instructions, or other communications which are required or permitted to be given hereunder shall be in writing and shall be delivered by messenger, sent by certified mail return receipt requested or by a recognized international courier, to the other party as set forth below, or to such other address as the party to whom notice is to be given may have furnished to the other party in writing. Any such communication shall be deemed to have been given when (i) delivered, if delivered by messenger, (ii) on receipt, if sent by mail, and (iii) on the third business day after dispatch, if sent by a recognized international courier and confirmation of receipt is obtained therefor by the sender (without limiting the generality of the foregoing, Federal Express, DHL and UPS shall be deemed to be recognized overnight couriers for purposes of this Agreement).

Notices to FRANCHISOR:

                  musicmusicmusic, inc.
                  99 Atlantic Avenue
                  Suite 100
                  Toronto, Ontario M6K 3J8 Canada
                  Facsimile No.: (416) 537-2510
                  E-mail Address: wolf@radiomoi.com

With a copy to:

                  Wuersch & Gering LLP
                  11 Hanover Square, 21st Floor

                  New York, NY 10005
                  Attention: Travis L. Gering
                  Facsimile No.: (212) 509-9559
                  E-mail Address: tgering@wg-law.com

Notices to FRANCHISEE:

                  IDARA

                  __________________________________
                  __________________________________
                  Facsimile No.: ___________________
                  E-mail Address: __________________

With a copy to:

         Aird & Berlis
         Suite 1800 BCE Place, Bay Wellington Tower P.O. Box 754
         181 Bay Street
         Toronto, Ontario M5J 2T9
         Attention: David Dembroski
         Facsimile No.: 416-863-1515
         E-mail Address: ddembroski@airdberlis.com
                         -------------------------

Any notice shall be deemed to have been given at the date and time it is confirmed to have been received by the other party.

25.  MODIFICATION

This Agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all the parties to this Agreement.

26.  ENTIRE AGREEMENT

This Agreement, including all Exhibits and all other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understanding between or among the parties with respect to such subject matter

27.  SEVERABILITY

If any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceable without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

28.  STRICKEN WORDS OR PHRASES

If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated had never appeared in this Agreement.

29.  GOVERNING LAW

All issues concerning the relative rights of the parties hereto and the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws that would require the application of the laws of any jurisdiction other than the State of New York.

30.  ARBITRATION

The parties hereto agree to submit to arbitration any and all matters in dispute or in controversy among them concerning the terms and provisions of this Agreement or the application thereof. All such disputes and controversies shall be determined and adjudged by the decision of an arbitrator (hereinafter sometimes called the "Arbitrator") selected by mutual agreement of the parties hereto or if the parties hereto fail to reach agreement on the Arbitrator within ten days after a party has notified the other of its interest to submit a matter to arbitration, the Arbitrator shall be selected by the American Arbitration Association upon application made to it for such purpose by the parties. Arbitration shall take place in New York, New York or such other place as the parties hereto may mutually agree to in writing. The Arbitrator shall reach and render a decision in writing with respect to the amount, if any, of payment respecting the disputed matter. The arbitration proceedings shall be held in accordance with the applicable rules of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The fees and expenses of the Arbitrator and the respective fees and expenses of the parties hereto in connection with any such arbitration (including, without limitation, reasonable fees and expenses of legal counsel and consultants) shall be paid by the party against whom a decision by the Arbitrator is rendered. Notwithstanding any other provision herein, this Section 30 shall survive the termination of this Agreement.

31.  RIGHTS AND REMEDIES NOT INCONSISTENT OR IN EXCLUSION

Any and all rights and remedies which either party may have under this Agreement or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate or cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by said party or not, shall be deemed to be in exclusion of any other; and any two or more of all such rights and remedies may be exercised at the same time, or separately as desired.

32.  INTERPRETATION

Notwithstanding any rule of law or custom to the contrary, neither this Agreement nor any other agreement or document collateral to or otherwise relating to this Agreement shall be interpreted or construed against any party merely by reason of the fact that such agreement or document was prepared by or at the direction of such party or that such party drafted or caused this Agreement to be drafted.

33.  CURRENCY REFERENCE

All references to dollars and payments to be made hereunder, including the Exhibits attached hereto, shall be references to United States dollars unless expressly stated otherwise in the applicable provision.

34.  FUTURE COOPERATION

Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

35.  HEADINGS; NUMBER AND GENDER

The section headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

36.  BINDING EFFECT

The provisions of this Agreement shall extend to, bind and inure to the benefit of each of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, if any.

37.  COUNTERPARTS

This Agreement may be executed in any number of counterparts and delivery via facsimile, each of which original or facsimile signature pages when so executed and delivered shall be deemed to be an original and all of which together shall constitute but one and the same instrument. In the event of execution and delivery of this Agreement via facsimile, such party shall promptly deliver to the other party an originally executed exemplar therefor in the manner prescribed under the provision for Notices set forth above.

                          [signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   FRANCHISOR:

                                   musicmusicmusic, inc.

                                        By: /s/ Wolfgang Spegg
                                            -----------------------------
                                            Name:
                                            Title: President and CEO



                                   FRANCHISEE:

                                        IDARA

                                        By: /s/ Ziad Alaskari
                                            -----------------------------
                                            Name: Ziad Alaskari
                                            Title: Director

                                                                       EXHIBIT A

                                   TERRITORY

Franchisee will as part of this Agreement have the right to deliver music to RadioMoi subscribers world-wide and to enter into contractual agreements for all other Franchisor Products and services in the following countries:

     United Arab Emirates                          Ethiopia
     Kuwait                                        Somalia
     Bahrain                                       Djibouti
     Qatar                                         Tunis
     Oman                                          Azerbaijan
     Yemen                                         Armenia
     Iraq
     Iran
     Syria
     Jordan
     Israel
     Lebanon
     Turkey
     Kazakhstan
     Uzbekistan
     Turkmenistan
     Afghanistan
     Tajikistan
     Kyrgyzstan
     Saudi Arabia
     Morocco
     Algeria (including Western Sahara)
     Mauritania
     Senegal
     Mali
     Niger
     Libya
     Chad
     Nigeria
     Burkina
     Central African Republican
     Egypt
     Sudan
     Eritrea

                                                                       EXHIBIT B

                       FRANCHISOR INTELLECTUAL PROPERTY

1. Technology, know-how and execution rights with respect to standard RadioMoi, including provision of front-end and back-end code,

2. Franchisor brand names in customized Arabic interface (with Franchisee providing translations), and, subject to approval of Franchisor not to be unreasonably withheld, Font Selection thereof.

3. The names, trademarks, service marks, and copyrights with respect to "musicmusicmusic", "RadioMoi", "DDA", "Interactive Jukebox", "New Music Jukebox", and the "Web-Bar Listening Post."

4. Content of the Franchisor Digital Music Database as of the date hereof and as supplemented from time-to-time by the Franchisor.

5. Supplemental digital files related to access and operation of RadioMoi and the Franchisor Digital Music Database, including text, graphics and other supporting elements.

6. Know-how and execution rights required for installation and operation of the Web Bar Listening Post.

7.   Know-how and execution rights with respect to Webcasting Technology

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

                                                                       EXHIBIT C


                                   LOCATIONS


1.   Worldwide, excluding the locations referred to on Exhibit "A".

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

                                                                       EXHIBIT D

                           FRANCHISEE RADIOMOI PAGES

1.   Incorporated by reference to the Franchisor's Website RadioMoi.com.

                                       46